Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2009 (September 3, 2009 as to Note 24), relating to the consolidated financial statements of Huntington Bancshares Incorporated (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the change in Segment Information), and our report dated February 23, 2009 on the effectiveness of Huntington Bancshares Incorporated’s internal control over financial reporting, appearing in Huntington Bancshares Incorporated’s Current Report on Form 8-K dated September 3, 2009.
/s/ Deloitte & Touche LLP
Columbus, Ohio
September 8, 2009